EXHIBIT 99.2

             Resolution regarding non-employee director compensation

         RESOLVED, that, effective March 29, 2005, each non-employee director of this Corporation shall be entitled to receive a retainer at the rate of $20,000 per annum, a fee of $1,500 for each meeting of the Board of Directors attended and a fee of $1,000 for each meeting of a committee of the Board of Directors attended on which such director serves if the meeting is not held on the same day as a meeting of the Board of Directors, and the Chairman of the Audit Committee shall be additionally compensated at the rate of $2,500 per annum in addition to regular committee compensation, and all such non-employee directors shall be reimbursed for their reasonable travel and other expenses incurred in attending Board and Committee meetings.